Exhibit 99.1

Delta Apparel Reports Record First Quarter Fiscal 2022 Results Exceeding Expectations

Registers 17% Sales Growth to a Record $110.7 million

Diluted EPS of $0.51

DULUTH, GA., February 8, 2022 -- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, today announced financial results for its fiscal 2022 first quarter ended January 1, 2022.

Robert W. Humphreys, the Company’s Chairman and Chief Executive Officer, commented, “We delivered strong first quarter results that not only exceeded our expectations but reached a first quarter record for our company with sales surpassing $110 million. Our bottom line results were also impressive as we registered EPS growth of nearly 300%. The fast start to the new fiscal year reflected broad-based performance across both our Delta and Salt Life business segments. Our one-of-a-kind vertically integrated supply chain with same-day ship at the piece level combined with our leading on-demand digital print platform in DTG2Go drove significant growth in our Delta Group segment. Salt Life’s expanding direct-to-consumer business combined with record wholesale shipments to our retail partners sets the stage for another year of significant organic growth for Delta Apparel.”

Humphreys continued, “Today’s retail environment remains highly fluid and Delta Apparel’s proven track record of success anchored on our unique business model servicing diversified sales channels using our vertically-integrated, flexible manufacturing platform positions us particularly well for many years of profitable growth. Our manufacturing output continues to reach record levels and we remain on track to bring additional capacity online during the second half of 2022 to meet our customers’ demand. Momentum for our Salt Life business has never been stronger. After building this business for over a decade, we are very excited to accelerate our direct-to-consumer business with the planned opening of at least seven new Salt Life branded retail stores in 2022.”

“I remain incredibly proud of our entire organization for their unwavering dedication to servicing our customers each and every day. We are off to an excellent start in the new fiscal year and we continue to believe our solid financial position and strong cash flows will allow us to fund our growth initiatives while also providing liquidity for other actions to increase shareholder value,” concluded Humphreys.

For the first quarter ended January 1, 2022:

●

Net sales were $110.7 million in the first quarter of fiscal 2022, an increase of 17% compared to the prior year first quarter net sales of $94.7 million. Net sales in the Delta Group segment grew 16% to $101.9 million compared to $87.6 million in the first fiscal quarter of the prior year. Salt Life segment net sales grew 24% from the first quarter of the prior year to $8.8 million.

●	Gross margins were 20.8%, contracting 60 basis points from 21.4% in the prior year, in line with expectations and largely driven by the pressure of inflationary costs in our manufacturing operations.

●

Selling, general, and administrative expenses ("SG&A") were $17.5 million, or 15.8% of sales, compared to $16.0 million, or 16.9% of sales, in the prior year first quarter. The increase in SG&A expenses of $1.5 million compared to prior year first quarter was driven by higher variable selling costs. SG&A benefited from leveraging fixed costs against higher sales in the first quarter as compared to the first quarter in the prior fiscal year.

●	Operating income increased to $5.9 million, or 5.3% of sales, compared to the prior year first quarter profit of $3.1 million, or 3.3% of sales.

●

Net income was $3.6 million, or $0.51 per diluted share, an increase of 313% compared to $0.9 million, or $0.13 per diluted share for the same period in the prior year driven from higher operating profits and a lower tax rate.

●

Net inventory as of December 2021 was $183.1 million, an increase of $21.4 million from September 2021 and $34.6 million from December 2020. The improved inventory levels reflect increased production during the past year as the Company reached record manufacturing levels.

●

Total net debt, including capital lease financing and cash on hand, was $139.6 million at December 2021, an increase of $17.9 million from September 2021. Cash on hand and availability under the Company’s U.S. revolving credit facility totaled $33.0 million at December 2021, a $12.4 million decrease from September 2021 principally driven by investments in the business to support working capital needs.

●	The Company spent approximately $1.8 million on capital expenditures during the first quarter of fiscal 2022 compared to $6.9 million during the prior year first quarter.

Share repurchase program:

In the first quarter of fiscal 2022 under the previously announced share repurchase program, the Company repurchased 74,232 shares for $2.1 million, bringing the total amount repurchased to $54.6 million. At the end of the first quarter of fiscal 2022, the Company had $5.4 million of remaining repurchase capacity under its existing authorization.

Conference Call

Financial results for the Company’s fiscal year 2022 first quarter ending January 1, 2022, will be released after the market close on February 8, 2022. At 4:30 p.m. ET on that day, the Company’s senior management will also hold a conference call to discuss its financial results and business outlook. The Company invites you to join the call by dialing 888-394-8218. If calling from outside the United States, please dial 323-794-2588. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through March 8, 2022. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 6629249.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, Soffe®, and Delta. The Company is a market leader in the direct-to-garment digital print and fulfillment industry, bringing DTG2Go technology and innovation to the supply chain of its customers. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business e-commerce sites. The Company’s products are also made available direct-to-consumer on its websites at www.saltlife.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 8,600 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the general U.S. and international economic conditions; the impact of the COVID-19 pandemic and government/social actions taken to contain its spread on our operations, financial condition, liquidity, and capital investments, including recent labor shortages, inventory constraints, and supply chain disruptions; significant interruptions or disruptions within our manufacturing, distribution or other operations; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the volatility and uncertainty of cotton and other raw material prices and availability; the competitive conditions in the apparel industry; our ability to predict or react to changing consumer preferences or trends; our ability to successfully open and operate new retail stores in a timely and cost-effective manner; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; changes in economic, political or social stability at our offshore locations in areas in which we, or our suppliers or vendors, operate; our ability to attract and retain key management; the volatility and uncertainty of energy, fuel and related costs; material disruptions in our information systems related to our business operations; compromises of our data security; significant changes in our effective tax rate; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; changes in international trade regulations; our ability to comply with trade regulations; changes in employment laws or regulations or our relationship with employees; negative publicity resulting from violations of manufacturing standards or labor laws or unethical business practices by our suppliers and independent contractors; the inability of suppliers or other third-parties, including those related to transportation, to fulfill the terms of their contracts with us; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the impairment of acquired intangible assets; foreign currency exchange rate fluctuations; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Investor relations contact:

Delta Apparel Contact:

864-232-5200 x6620
investor.relations@deltaapparel.com

Investor Relations and Media Contact:
ICR, Inc.

Investors:
Tom Filandro, 646-277-1235

Media:
Jessica Liddell, 203-682-8208
DLAPR@icrinc.com

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)

	Three Months Ended
	December 2021	December 2020

Net Sales	$110,746	$94,723
Cost of Goods Sold	87,743	74,434
Gross Profit	23,003	20,289

Selling, General and Administrative Expenses	17,482	16,030
Other (Income) Loss, Net	(395)	1,190
Operating Income	5,916	3,069

Interest Expense, Net	1,598	1,654

Earnings Before Provision For Income Taxes	4,318	1,415

Provision For Income Taxes	648	572

Consolidated Net Earnings	3,670	843

Net (Gain) Loss Attributable to Non-Controlling Interest	(25)	40

Net Earnings Attributable to Shareholders	$3,645	$883

Weighted Average Shares Outstanding
Basic	6,999	6,920
Diluted	7,085	7,000

Net Earnings per Common Share
Basic	$0.52	$0.13
Diluted	$0.51	$0.13

	December 2021	September 2021	December 2020

Current Assets
Cash	$6,379	$9,376	$10,255
Receivables, Net	66,180	68,090	64,826
Inventories, Net	183,058	161,703	148,521
Prepaids and Other Assets	5,162	3,794	3,609
Total Current Assets	260,779	242,963	227,211

Noncurrent Assets
Property, Plant & Equipment, Net	66,350	67,564	67,779
Goodwill and Other Intangibles, Net	63,663	64,188	57,452
Deferred Income Taxes	1,030	1,854	3,313
Operating Lease Assets	43,423	45,279	52,171
Investment in Joint Venture	10,202	10,433	10,462
Other Noncurrent Assets	1,929	2,007	2,233
Total Noncurrent Assets	186,597	191,325	193,410

Total Assets	$447,376	$434,288	$420,621

Current Liabilities
Accounts Payable and Accrued Expenses	$83,677	$83,264	$73,536
Current Portion of Contingent Consideration	1,897	-	-
Current Portion of Finance Leases	6,581	6,621	6,915
Current Portion of Operating Leases	8,197	8,509	8,892
Current Portion of Long-Term Debt	7,265	7,067	7,112
Total Current Liabilities	107,617	105,461	96,455

Noncurrent Liabilities
Long-Term Taxes Payable	3,186	3,220	3,599
Long-Term Contingent Consideration	-	1,897	4,310
Long-Term Finance Leases	13,946	15,669	13,409
Long-Term Operating Leases	37,208	38,546	44,522
Long-Term Debt	118,149	101,680	112,595
Other Noncurrent Liabilities	2,289	3,621	2,534
Total Noncurrent Liabilities	174,778	164,633	180,969

Common Stock	96	96	96
Additional Paid-In Capital	59,205	60,831	59,564
Equity Attributable to Non-Controlling Interest	(633)	(658)	(564)
Retained Earnings	150,505	146,860	127,447
Accumulated Other Comprehensive Loss	(574)	(786)	(1,197)
Treasury Stock	(43,618)	(42,149)	(42,149)
Total Equity	164,981	164,194	143,197

Total Liabilities and Equity	$447,376	$434,288	$420,621